EXHIBIT 10.27

WOLVERINE WORLD WIDE INC.
SEPARATION AND RELEASE AGREEMENT

          This Separation and Release Agreement (the "Agreement") is entered into by and between Wolverine World Wide, Inc. ("Company") and the Employee identified on the Agreement signature page (the "Employee"). The Company and the Employee agree as follows regarding the conclusion of Employee's employment with the Company.

          1.          Conclusion of Employment. Effective as August 24, 2007, (the "Separation Date"), the Employee hereby voluntarily resigns her position as Vice President, Human Resources, and from all other offices which she holds at the Company or any of its affiliates or subsidiaries. All benefits not expressly addressed in this Agreement or which the Company is not obligated by applicable law to continue beyond the Separation Date, shall cease as of the Separation Date.

          2.          Employee's Separation Payment. Subject to the Employee fulfilling all of her obligations under this Agreement, the Company will pay the Employee severance compensation in the amount of $170,000.00 less all applicable deductions for federal, state, and local taxes, social security, medical coverage premiums, wage withholding and other taxes (the "Separation Payment"), subject to the qualifications in this Section. The Separation Payment shall be paid in twenty-one (21) installments. The first installment of the Separation Payment shall be Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) and shall be paid on the first bi-weekly payroll payment date for executives subsequent to the expiration of the revocation period referred to in Paragraph 16 below. The next nineteen (19) installments each in the amount of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) shall be paid on successive payroll payment dates in accordance with the Company's current bi-weekly payroll practices for corporate executives. The last installment shall be in the amount of Three Thousand Three Hundred Thirty-Three and 40/100 Dollars ($3,333.40) which shall be paid on the first payroll payment date for executives following the 20th installment payment. The "Separation Payment Period" shall begin on the Effective Date and shall end on the date the last installment payment of the Separation Payment is paid in accordance with the terms of this Section. The Company agrees to pay the Employee for all accrued, unused vacation, less applicable deductions for federal, state, and local taxes, social security, wage withholding, and other taxes.

          3.          Outplacement Assistance. The Company shall provide the Employee outplacement assistance through Right Management, described as the Executive Program, for a period not to exceed nine (9) months.

          4.          Outstanding Balances. Prior to the Effective Date, the Employee shall reimburse the Company for any outstanding personal expenses paid by the Company on her behalf. The Employee shall pay any balances outstanding for personal purchases or expenses charged to any Company credit card or any business expenses already reimbursed. If the Employee does not pay these expenses in full on or before to her Effective Date, the Employee hereby consents to the Company deducting such amounts from her last paycheck or Separation Payments, if necessary.

          5.          Stock Awards. The Employee will not be eligible for any stock awards or any other awards or grants of stock incentives after the Separation Date. Any restricted stock for which the restrictions have not lapsed by the Separation Date will have the restrictions lapse according to the terms of the applicable restricted stock agreements and plans. Any options the Employee has as of the Separation Date will vest or expire according to the terms of the applicable option agreements and plans.

          6.          Other Benefits; Health Insurance Coverage.

          (a)          The Company and the Employee agree that all Company benefits, including, but not limited to, employee discount, long-term disability, short-term disability and life insurance coverage will cease as of the Separation Date, except to the extent explicitly set forth in this Agreement. The Employee will not continue to earn vacation or other paid time off after the Separation Date. The Employee's right to contribute to the Company's 401(k) plan shall cease as of the Separation Date, in accordance with the terms of that plan.

          (b)          Employee will not be eligible for any bonus for fiscal year 2007 under any of the Company's bonus plans, including the Short-Term Incentive Plan (Annual Bonus Plan) and Long-Term Incentive Plan (3-Year Plan).

          (c)          For nine (9) months following the Separation Date, Employee will be eligible to continue her use of AYCO Financial, provided Employee pays her required portion of this benefit.

          (d)          As of the Separation Date, the Employee will be eligible for continued health care coverage, as permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Provided the Employee timely elects to continue receiving group medical coverage and/or dental coverage pursuant to COBRA, the Company agrees to pay for the Employee's COBRA coverage as of the Separation Date through the end of the month in which the last installment of the Separation Payment is paid. The Company's obligation to pay for the Employee's COBRA coverage, however, shall be reduced by the amount that the Employee will pay toward such coverage, which shall be equal to the amount of the Employee's medical coverage premiums as of the Separation Date. Employee will be required to pay her COBRA contributions directly to the Company's COBRA administrator each month. At the end of the month in which the last installment of the Separation Payment is paid, all continuing COBRA coverage shall be at the Employee's sole election and expense. To the extent that the Employee begins new employment on or before the conclusion of the Separation Payment Period, the Employee shall immediately notify the Company of such employment. In the event Employee becomes eligible for coverage through a new employer, Employee shall elect such coverage. Upon Employee electing such coverage, the Company's obligation to pay for COBRA coverage shall immediately cease. If the Employee timely elects COBRA coverage, the Employee may use any unused balance in her Medical Flexible Spending Account.

          The Company may substitute for its current health insurance plan and retiree medical insurance plan such coverage and employee contribution requirements as are then being furnished by the Company to its similarly situated active employees.

          7.          Future Communications. Should inquiries be made of the Company regarding the Employee's employment by the Company, the Company will limit the information it releases to the dates of her employment and the positions held, except to the extent it is otherwise required by law to release information regarding her employment.

          8.          Non-Disparagement. The Employee shall not voice criticisms of the Company, its management or its operation in any conversation, correspondence or other communications with any employees of the Company, its customers, vendors, suppliers or with the general public. The Employee understands and agrees that the commitment in this Section is a significant and material provision of this Agreement, and that the Company shall be entitled to immediately stop making any payments set forth in this Agreement should the Employee fail to comply with this provision or any other provision of this Agreement.

          9.          Confidential Information. The Employee shall not use for personal benefit or another's benefit, or disclose to anyone, any Confidential Information obtained during her employment by the Company. "Confidential Information" includes technical data, methods, processes, software, compositions, equipment, research data, marketing and sales information, personnel data, customer lists, books, records, reports, statements, financial and other data, plans and all the other know-how and trade secrets pertaining in any respect to the Company or the Company's business or customers.

          The Employee acknowledges that the confidentiality covenants set forth in this Section are a significant and material provision of this Agreement. The Employee recognizes and agrees that, in the event of any breach by her of the confidentiality covenants, the Company shall be entitled to (1) reimbursement from her of any Separation Payments made to or on behalf of the Employee in accordance with this Agreement; (2) cease any payments set forth in this Agreement that would otherwise be paid to the Employee after the date of the breach under this Agreement; (3) State or federal court injunctive relief restraining the Employee from further violation of this Agreement; (4) money damages suffered by the Company as a result of the Employee's breach; and (5) reimbursement of court costs and attorney fees and costs reasonably incurred by the Company in securing the Employee's compliance with this Agreement.

          10.          Return of Property. All documents, including memoranda, notes, records, reports, photographs, drawings, plans, papers, or other documents, samples or analyses, or electronically stored information, whether or not they contain Confidential Information, are the property of the Company and must be returned to the Company on or before the Separation Date. The Employee shall return to the Company all of its property in her possession, including, but not limited to, keys, office equipment, credit cards, personal computers, files, correspondence, customer lists, business notes, documents and all other materials relating to the Company's business on or before the Separation Date. The Employee agrees not to keep photocopies, facsimiles or electronically stored forms of any Company materials.

          11.          Non-Solicitation. The Employee agrees that for the period beginning on her Separation Date through August 31, 2009, she will not directly or indirectly solicit or otherwise attempt to induce any Company employee to terminate employment with the Company.

          12.          Interpretation by Court. If any provision of this Agreement as applied to the Company or Employee or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, that provision and determination shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Company and the Employee agree that the provisions of this Agreement are reasonable and they intend this Agreement to be enforced as written. If, however, any provision, or part any part of a provision is held to be unenforceable because of its duration or the types of activities restricted by it, all parties agree that a Court of competent jurisdiction making such determination shall have and should exercise the power to (1) reduce the duration of the provision or types of activities restricted to the maximum duration permitted by applicable law; (2) delete specific words or phrases; and (3) enforce the provision in its reduced form.

          13.          Waiver and Release. In consideration of the payments and benefits set forth herein, Employee hereby releases, waives, and forever discharges the Company and each of its affiliates, operating divisions, officers, directors, shareholders, employees, agents, professionals, and other representatives from all claims, demands, obligations, damages, and liabilities of every kind and nature and form all actions and causes of action which Employee may now have or may have or maintain hereafter against any of them whether in law, or in equity, known or unknown, arising in any way out of Employee's employment with the Company.

          (a)          Included Statutes. This Release and Waiver includes but is not limited to, any and all claims, including claims arising under the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Michigan's Elliot-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, and all other relevant local, state and federal statutes.

          (b)          Included Claims. This Agreement also includes, but is not limited to, all claims for past due or future wages, severance pay, bonuses, vacation pay, medical insurance, life or disability insurance, and other benefits (except vested retirement benefits) and all claims for violation of any express or implied agreement, written or verbal, that occurred before the execution of this Agreement, or for any violation of any common law duty or statute.

          (c)          Excluded Claims. Employee does not waive rights or claims that may arise after the "Effective Date" of this Agreement. This waiver and release shall not constitute a waiver or release by the Employee of any of her rights to file a discrimination complaint/charge with any local, state, or federal agency.

          (d)          This release shall not constitute a release by the Employee of her entitlement to any payments or benefits described in this Agreement or any right by the Employee to be indemnified by the Company as provided by statute, the Company's By-Laws, or any Directors and Officers liability insurance policy maintained by the Company for any acts or omissions during the term of her employment to the same extent she would have had the right to be indemnified absent this release.

          (e)          This waiver and release does not affect the Employee's right to continue COBRA continuation coverage after the Company paid period, if any, of COBRA coverage.

          14.          Retirement Plans. The parties recognize that the Employee may have certain vested interests in a "401(k)" retirement and/or other pension plan to which the Company has made contributions on her behalf. The waiver and release of claims set forth in Section 13 does not apply to the Employee's vested interests in such plans.

          15.          Opportunity for Review and Consultation. The Employee acknowledges having read this Agreement and understands all of its provisions. The Employee knowingly and voluntarily agrees to all of the terms and provisions of this Agreement. The Employee acknowledges that she has had twenty-one (21) days to enter into this Agreement. If this Agreement was executed prior to the expiration of the twenty-one (21) day deliberation period, the Employee warrants such execution was voluntary and without coercion by the Company. The Company encourages Employee to consult with an attorney regarding this Agreement. The Employee acknowledges that she has either consulted with an attorney regarding this Agreement or has intentionally chosen not to exercise the right to do so.

          16.          Revocation Period. Employee has seven (7) days after signing this Agreement to revoke the Agreement and the Agreement will not be effective until that revocation period has expired ("Effective Date.") Notice of revocation shall be in a signed document delivered to Kenneth A. Grady before the expiration of the revocation period.

          17.          Disclosures and Subpoena. The Employee agrees that the Employee will not, directly or indirectly, and without the Company's prior written consent, voluntarily provide information, documents, or statements to any entity or person, including current or former employees of the Company (except the Employee's counsel, tax preparer, and immediate family) regarding: (a) any other person's employment with, or termination of employment from, the Company; or (b) any information or documents concerning the Company. In the event that a subpoena or other lawful process is properly served upon the Employee requiring production or disclosure of information or documents concerning the foregoing matters, the Employee shall promptly notify the Company, in accordance with the Notices provisions detailed herein, and shall provide it with copies of any subpoena or other process served upon the Employee. The Employee shall thereafter make such documents available to the Company for inspection and copying at a reasonable time and place designated by the Company prior to their production. In the event that the subpoena or other process requires testimony or statements from the Employee, the Employee agrees to meet, telephonically or in person, with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to giving the testimony or the production of documents, for the purpose of discussing the same. Nothing herein shall give the Company the right to control or dictate the content of any testimony given by the Employee, or any documents produced by the Employee pursuant to subpoena or other lawful process. It is understood that the Employee shall provide all information lawfully required of the Employee, but shall not waive any matters of attorney-client privilege without the Company's express consent. In the event that the Company requires any information or testimony from the Employee in connection with any claim made against the Company, or any claims made by the Company against persons or entities not party to this Agreement, the Employee agrees to cooperate fully with and without cost to the Company, including: (a) appearing at any deposition, trial, hearing or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to the giving of testimony, for the purpose of discussing such testimony; and (c) providing the Company with any relevant documentation in the Employee's custody, control or possession. The Company will, however, pay for or reimburse the Employee for any reasonable expenses, not including attorneys fees, she incurs in connection with such cooperation provided that the Company has agreed in advance to such expenses.

          18.          Future Cooperation. The Employee agrees that, in the future, she will cooperate with the Company and will execute such documents that the Company requests in order to fulfill her obligations hereunder.

          19.          Assignment/Binding Effect. This Agreement is personal in nature as to Employee and may not be assigned by her. The terms of this Agreement shall inure to the benefit of the Company and its successors and assigns.

          20.          Amendment. This Agreement may be amended or modified only by a writing signed by the Company and Employee.

          21.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan. The Company and the Employee irrevocably agree and consent to the exclusive jurisdiction of the Circuit Court for Kent County, Michigan for the resolution of claims, disputes and controversies under this Agreement. This Agreement constitutes the entire Agreement between Employee and the Company with respect to the subject matter of this Agreement and supersedes all earlier agreements and understandings, oral and written, between the parties.

          22.          Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement and supersedes all earlier agreements and understandings, oral and written, between the parties.

AGREED:	AGREED:

/s/ Cheryl L. Johnson	/s/ Kenneth A. Grady
Cheryl L. Johnson	Wolverine World Wide, Inc.
Employee	By: Kenneth A. Grady General Counsel and Secretary

September 17, 2007	September 21, 2007
Date	Date